                                      THIS DOCUMENT IS A COPY OF THE 13G
                                      PREVIOUSLY FILED ON FEBRUARY 18, 1997
                                      PURSUANT TO A RULE 201 TEMPORARY
                                      HARDSHIP EXEMPTION.


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

        INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No.        )*
                                         -------

                          IGEN INTERNATIONAL, INC.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 449536 101
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 4 Pages


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CUSIP No. 449536 101                  13G                 Page  2  of  4  Pages
          ----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Samuel J. and Nadine Wohlstadter
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  4,310,437
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  4,310,437
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,310,437 (includes 582,500 shares issuable upon exercise of options exercisable within 60 days).
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 4 Pages

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ITEM 1(A).  NAME OF ISSUER
            IGEN International, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            16020 Industrial Drive, Gaithersburg, MD 20877
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Samuel J. and Nadine Wohlstadter
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            c/o IGEN International, Inc.
            16020 Industrial Drive, Gaithersburg, MD 20877
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S.A.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            449536 101
-------------------------------------------------------------------------------


ITEM 3.

         Not applicable.


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        4,310,437 (includes 582,500 shares issuable upon exercise of options exercisable within 60 days).
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        23%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              4,310,437
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              4,310,437
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.
-------------------------------------------------------------------------------

                              Page 3 of 4 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Andrei M. Manoliu
                                       ----------------------------------------
                                       Signature

                                       Andrei M. Manoliu for Samuel J. and
                                       Nadine Wohlstadter
                                       ----------------------------------------
                                       Name/Title

                              Page 4 of 4 Pages